EXHIBIT 99.1

TO: ALL CURRENT HOLDERS OF AVIS BUDGET GROUP, INC. (“AVIS” OR THE “COMPANY”) SHARES OF COMMON STOCK

PLEASE READ THIS NOTICE CAREFULLY AND COMPLETELY. YOUR RIGHTS MAY BE AFFECTED.

THIS NOTICE RELATES TO A PROPOSED VOLUNTARY DISMISSAL OF A SHAREHOLDER DERIVATIVE ACTION

AND CLAIMS ASSERTED ON BEHALF OF AVIS.

Pursuant to an order of the United States District Court for the District of New Jersey, the Company’s shareholders are advised that the plaintiffs in two shareholder derivative actions intend to voluntarily dismiss their lawsuits, subject to approval of the Court. Additional information on the actions and Avis shareholders’ right to intervene can be found below, and the complaints filed in the actions are available at https://www.johnsonfistel.com/wp-content/uploads/2026/02/001-Complaint-7.pdf and https://weiserlawfirm.com/wp-content/uploads/2026/02/Jones-v.-Phawa-25-cv-07934-Avis-FILED.pdf.

The Shareholder Derivative Actions

On June 6, 2025 and September 9, 2025 respectively, plaintiff Andrew Jones and plaintiff Arjun Dua each filed a shareholder derivative complaint in the United States District Court for the District of New Jersey against certain of Avis’s current or former officers and directors (the “Individual Defendants”) seeking relief on behalf of Avis, a nominal defendant. See Jones v. Pahwa, No. 2:25-cv-07934-MEF-CF and Dua v. Ferraro, No. 2:25-cv-15382-MEF-CF.

Both derivative suits arise from Avis’s announcement in February 2025 that it was accelerating its fleet rotation, and as a result, taking a non-cash impairment for the fourth quarter of 2024. The suits allege that the Individual Defendants permitted or caused Avis to make certain representations concerning fleet rotation, vehicle utilization, and impairment, which allegedly were revealed to be misleading by the impairment disclosure. The suits assert the following causes of action: breach of fiduciary duties, unjust enrichment, violations of Section 14(a) of the Securities Exchange Act, and/or waste of corporate assets. The relief sought includes an unspecified amount of damages, restitution, equitable, injunctive, and/or declaratory relief, corporate governance changes, and costs.

The shareholder plaintiffs in the two derivative actions have advised Avis, the Individual Defendants, and the Court of their intent to voluntarily dismiss the derivative actions. On November 24, 2025, the District Court for the District of New Jersey ordered that notice of the voluntary dismissals be provided to Avis shareholders. If no other Avis shareholder seeks to intervene in either of the derivative actions, the voluntary dismissals will be approved and the Jones and Dua Derivative Actions will be dismissed without prejudice.

The Right to Intervene in the Jones or Dua Derivative Actions

Any Avis shareholder may seek to intervene as a plaintiff in the Jones or Dua Derivative Actions if he, she, they, or it (1) owns shares in Avis and (2) wishes to pursue the claims in the Jones or Dua Derivative Actions or has any reason why the actions should not be voluntarily dismissed. All motions to intervene must be filed with the Clerk of the Court no later than April 13, 2026. Every motion to intervene must comply with Federal Rule of Civil Procedure 24 and must contain: (1) the caption of the Jones or Dua Derivative Actions; (2) the intervenor’s name, address, and phone number; (3) proof or certification of the date the intervenor purchased Avis stock; and (4) any supporting papers, including all documents and writings that the intervenor desires the Court to consider.

Any motions to intervene must be filed with the District Court of New Jersey at:

Clerk of Court

United States District Court for the District of New Jersey

Martin Luther King Building & United States Courthouse

50 Walnut Street, Room 4015

Newark, NJ 07101